                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  1 )*
                                             ---

                       DAIRY MART CONVENIENCE STORES, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                 CLASS A COMMON STOCK, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    233860204
     -----------------------------------------------------------------------
                                 (CUSIP number)

                                 Thomas W. Janes
                           Triumph Capital Group, Inc.
                           60 State Street, 21st Floor
                                Boston, MA 02109
                                 (617) 557-6000
--------------------------------------------------------------------------------
   (Name, address and telephone number of person authorized to receive notices and communications)

                                December 1, 1995
     -----------------------------------------------------------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement . /X/ (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)


--------------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP NO. 233860204

________________________________________________________________________________
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      TRIUMPH-CONNECTICUT LIMITED PARTNERSHIP

________________________________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A) /X/
                                                             (B) / /
________________________________________________________________________________
 3    SEC USE ONLY

________________________________________________________________________________
 4    SOURCE OF FUNDS*

      WC

________________________________________________________________________________
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)
                                                                        / /
________________________________________________________________________________
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      CONNECTICUT
________________________________________________________________________________
        NUMBER OF             7      SOLE VOTING POWER

         SHARES                      0
                          ______________________________________________________
      BENEFICIALLY            8      SHARED VOTING POWER

        OWNED BY                     765,000
                          ______________________________________________________
          EACH                9      SOLE DISPOSITIVE POWER

       REPORTING                     0
                          ______________________________________________________
         PERSON               10     SHARED DISPOSITIVE POWER

          WITH                       765,000

________________________________________________________________________________
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      765,000

________________________________________________________________________________
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ /

________________________________________________________________________________
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      21.5%

________________________________________________________________________________
14    TYPE OF REPORTING PERSON *

      PN

________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP NO. 233860204

________________________________________________________________________________
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      TRIUMPH-CONNECTICUT CAPITAL ADVISORS, LIMITED PARTNERSHIP

________________________________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A) /X/
                                                             (B) / /
________________________________________________________________________________
 3    SEC USE ONLY

________________________________________________________________________________
 4    SOURCE OF FUNDS*

      AF

________________________________________________________________________________
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)
                                                                        / /
________________________________________________________________________________
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
________________________________________________________________________________
        NUMBER OF             7      SOLE VOTING POWER

         SHARES                      0
                          ______________________________________________________
      BENEFICIALLY            8      SHARED VOTING POWER

        OWNED BY                     765,000
                          ______________________________________________________
          EACH                9      SOLE DISPOSITIVE POWER

       REPORTING                     0
                          ______________________________________________________
         PERSON               10     SHARED DISPOSITIVE POWER

          WITH                       765,000

________________________________________________________________________________
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      765,000

________________________________________________________________________________
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ /

________________________________________________________________________________
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      21.5%

________________________________________________________________________________
14    TYPE OF REPORTING PERSON *

      PN

________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP NO. 233860204

________________________________________________________________________________
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      TRIUMPH CAPITAL GROUP, INC.

________________________________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A) /X/
                                                             (B) / /
________________________________________________________________________________
 3    SEC USE ONLY

________________________________________________________________________________
 4    SOURCE OF FUNDS*

      AF

________________________________________________________________________________
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)

                                                                / /
________________________________________________________________________________
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
________________________________________________________________________________
        NUMBER OF             7      SOLE VOTING POWER

         SHARES                      0
                              __________________________________________________
      BENEFICIALLY            8      SHARED VOTING POWER

        OWNED BY                     765,000
                              __________________________________________________
          EACH                9      SOLE DISPOSITIVE POWER

       REPORTING                     0
                              __________________________________________________
         PERSON               10     SHARED DISPOSITIVE POWER

          WITH                       765,000

________________________________________________________________________________
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      765,000

________________________________________________________________________________
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ /

________________________________________________________________________________
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      21.5%

________________________________________________________________________________
14    TYPE OF REPORTING PERSON *

      CO

________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP NO. 233860204

________________________________________________________________________________
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FREDERICK W. MCCARTHY

________________________________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A) /X/
                                                             (B) / /
________________________________________________________________________________
 3    SEC USE ONLY

________________________________________________________________________________
 4    SOURCE OF FUNDS*

      AF

________________________________________________________________________________
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)

                                                                / /
________________________________________________________________________________
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
________________________________________________________________________________
        NUMBER OF             7      SOLE VOTING POWER

         SHARES                      0
                              __________________________________________________
      BENEFICIALLY            8      SHARED VOTING POWER

        OWNED BY                     765,000
                              __________________________________________________
          EACH                9      SOLE DISPOSITIVE POWER

       REPORTING                     0
                              __________________________________________________
         PERSON               10     SHARED DISPOSITIVE POWER

          WITH                       765,000

________________________________________________________________________________
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      765,000

________________________________________________________________________________
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ /

________________________________________________________________________________
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      21.5%

________________________________________________________________________________
14    TYPE OF REPORTING PERSON *

      IN

________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP NO. 233860204

________________________________________________________________________________
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FREDERICK S. MOSELEY, IV

________________________________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A) /X/
                                                             (B) / /
________________________________________________________________________________
 3    SEC USE ONLY

________________________________________________________________________________
 4    SOURCE OF FUNDS*

      AF

________________________________________________________________________________
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)

                                                                / /
________________________________________________________________________________
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
________________________________________________________________________________
        NUMBER OF             7      SOLE VOTING POWER

         SHARES                      0
                              __________________________________________________
      BENEFICIALLY            8      SHARED VOTING POWER

        OWNED BY                     765,000
                              __________________________________________________
          EACH                9      SOLE DISPOSITIVE POWER

       REPORTING                     0
                              __________________________________________________
         PERSON               10     SHARED DISPOSITIVE POWER

          WITH                       765,000

________________________________________________________________________________
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      765,000

________________________________________________________________________________
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ /

________________________________________________________________________________
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      21.5%

________________________________________________________________________________
14    TYPE OF REPORTING PERSON *

      IN

________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP NO. 233860204

________________________________________________________________________________
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      E. MARK NOONAN

________________________________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A) /X/
                                                             (B) / /
________________________________________________________________________________
 3    SEC USE ONLY

________________________________________________________________________________
 4    SOURCE OF FUNDS*

      AF

________________________________________________________________________________
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)

                                                                / /
________________________________________________________________________________
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
________________________________________________________________________________
        NUMBER OF             7      SOLE VOTING POWER

         SHARES                      0
                              __________________________________________________
      BENEFICIALLY            8      SHARED VOTING POWER

        OWNED BY                     765,000
                              __________________________________________________
          EACH                9      SOLE DISPOSITIVE POWER

       REPORTING                     0
                              __________________________________________________
         PERSON               10     SHARED DISPOSITIVE POWER

          WITH                       765,000

________________________________________________________________________________
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      765,000

________________________________________________________________________________
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ /

________________________________________________________________________________
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      21.5%

________________________________________________________________________________
14    TYPE OF REPORTING PERSON *

      IN

________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP NO. 233860204

________________________________________________________________________________
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THOMAS W. JANES

________________________________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A) /X/
                                                             (B) / /
________________________________________________________________________________
 3    SEC USE ONLY

________________________________________________________________________________
 4    SOURCE OF FUNDS*

      AF

________________________________________________________________________________
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)

                                                                / /
________________________________________________________________________________
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
________________________________________________________________________________
        NUMBER OF             7      SOLE VOTING POWER

         SHARES                      0
                              __________________________________________________
      BENEFICIALLY            8      SHARED VOTING POWER

        OWNED BY                     765,000
                              __________________________________________________
          EACH                9      SOLE DISPOSITIVE POWER

       REPORTING                     0
                              __________________________________________________
         PERSON               10     SHARED DISPOSITIVE POWER

          WITH                       765,000

________________________________________________________________________________
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      765,000

________________________________________________________________________________
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ /

________________________________________________________________________________
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      21.5%

________________________________________________________________________________
14    TYPE OF REPORTING PERSON *

      IN

________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP NO. 233860204

________________________________________________________________________________
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JOHN M. CHAPMAN

________________________________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A) /X/
                                                             (B) / /
________________________________________________________________________________
 3    SEC USE ONLY

________________________________________________________________________________
 4    SOURCE OF FUNDS*

      AF

________________________________________________________________________________
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)
                                                                        / /
________________________________________________________________________________
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
________________________________________________________________________________
        NUMBER OF             7      SOLE VOTING POWER

         SHARES                      0
                         _______________________________________________________
      BENEFICIALLY            8      SHARED VOTING POWER

        OWNED BY                     765,000
                         _______________________________________________________
          EACH                9      SOLE DISPOSITIVE POWER

       REPORTING                     0
                         _______________________________________________________
         PERSON               10     SHARED DISPOSITIVE POWER

          WITH                       765,000

________________________________________________________________________________
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      765,000

________________________________________________________________________________
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ /

________________________________________________________________________________
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      21.5%

________________________________________________________________________________
14    TYPE OF REPORTING PERSON *

      IN

________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP NO. 233860204

________________________________________________________________________________
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RICHARD J. WILLIAMS

________________________________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A) /X/
                                                             (B) / /
________________________________________________________________________________
 3    SEC USE ONLY

________________________________________________________________________________
 4    SOURCE OF FUNDS*

      AF

________________________________________________________________________________
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)
                                                                        / /
________________________________________________________________________________
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
________________________________________________________________________________
        NUMBER OF             7      SOLE VOTING POWER

         SHARES                      0
                          ______________________________________________________
      BENEFICIALLY            8      SHARED VOTING POWER

        OWNED BY                     765,000
                          ______________________________________________________
          EACH                9      SOLE DISPOSITIVE POWER

       REPORTING                     0
                          ______________________________________________________
         PERSON               10     SHARED DISPOSITIVE POWER

          WITH                       765,000

________________________________________________________________________________
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      765,000

________________________________________________________________________________
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ /

________________________________________________________________________________
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      21.5%

________________________________________________________________________________
14    TYPE OF REPORTING PERSON *

      IN

________________________________________________________________________________


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.  SECURITY AND ISSUER.

       The securities to which this statement relates are shares of Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), of Dairy Mart Convenience Store, Inc., a Delaware corporation ("Dairy Mart"). The principal executive offices of Dairy Mart are located at One Vision Drive, Enfield, Connecticut 06082.


ITEM 2.  IDENTITY AND BACKGROUND.
This information was provided in the initial filing of this Schedule 13-D on December 11, 1995.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

This information was provided in the initial filing of this Schedule 13-D on December 11, 1995.

ITEM 4.  PURPOSE OF TRANSACTION.

This information was provided in the initial filing of this Schedule 13-D on December 11, 1995.

ITEM 5.  INTEREST IN SECURITIES OF ISSUER.

This information was provided in the initial filing of this Schedule 13-D on December 11, 1995.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

This information was provided in the initial filing of this Schedule 13-D on December 11, 1995.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

       A. Agreement for Joint Filing on Behalf of Each Reporting Person. Pages 15-16 of initial filing dated December 11, 1995.
       B.      Note and Warrant Purchase Agreement.  Pages 15-57.
       C.      Registration Rights Agreement.  Pages 58-80.

Signature

       After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  December 8, 1995

                                  Triumph-Connecticut Limited Partnership
                                  by Triumph-Connecticut Capital Advisers, L.P.
                                     Its General Partner


                                  By:            *
                                     --------------------------------------
                                     Frederick W. McCarthy
                                     Its General Partner

                                  Triumph-Connecticut Capital Advisors, L.P.
                                  by Triumph Capital Group, Inc.
                                     Its General Partner


                                  By:            *
                                     --------------------------------------
                                     Frederick W. McCarthy
                                     Its President


                                  Triumph Capital Group, Inc.


                                  By:            *
                                     --------------------------------------
                                     Frederick W. McCarthy
                                     Its President

                                                 *
                                  -----------------------------------------
                                  Frederick W. McCarthy

                                                 *
                                  -----------------------------------------
                                  Frederick S. Moseley, IV

                                                 *
                                  -----------------------------------------
                                  E. Mark Noonan

                                                 *
                                  -----------------------------------------
                                  Thomas W. Janes

                                                 *
                                  -----------------------------------------
                                  John M. Chapman

                                                 *
                                  -----------------------------------------
                                  Richard J. Williams





 /s/ Frederick W. McCarthy
-------------------------------
*By: Frederick W. McCarthy
     Attorney-in-Fact